Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Reports First-Quarter 2010 Net Income of $204.4 Million

DENVER, May 7, 2010 - Cimarex Energy Co. (NYSE: XEC) today reported first-quarter 2010 net income of $204.4 million, or $2.39 per diluted share.  A year ago, Cimarex had a first-quarter loss of $494.1 million, or $6.05 per share.  First-quarter 2010 results include a $33 million ($0.39 per share) after-tax net gain on derivative instruments. First-quarter 2009 was impacted by a $502 million ($6.15 per share) after-tax full-cost ceiling test write-down.

Revenues from oil and gas sales in the first quarter of 2010 were $432.4 million, a 119% increase compared to $197.2 million in the same period of 2009.  First-quarter 2010 cash flow from operations totaled $313.2 million versus $137.6 million in the same period of 2009(1).

The increase in first-quarter 2010 revenues is a result of higher commodity prices and increasing production.  First-quarter 2010 gas prices increased 67% to $6.41 per thousand cubic feet (Mcf) and oil improved 112% to $76.11 per barrel as compared to the same period of 2009.

First-quarter 2010 oil and gas production averaged 584.5 million cubic feet equivalent per day (MMcfe/d), comprised of 390.8 million cubic feet of gas, 27,967 barrels of oil and 4,313 barrels of natural gas liquids (NGL).

First-quarter 2010 production grew 25% sequentially from the fourth-quarter 2009 average of 467.6 MMcfe/d and 20% as compared to the first-quarter 2009 average of 489.0 MMcfe/d.  Production increases reflect successful Gulf Coast exploration and strong Cana-Woodford results.

Outlook
Second-quarter 2010 production is projected to be in the range of 570-600 MMcfe/d.    Full-year 2010 production is now projected to be in the range of 570-595 MMcfe/d, or a 23-29% increase over 2009.

Expenses for 2010 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$0.80 - $1.00
Transportation expense	0.19 - 0.24
DD&A and ARO accretion	1.40 - 1.70
General and administrative expense	0.24 - 0.30
Taxes other than income (% of oil and gas revenue)	7.5% - 8.5%

Full-year 2010 exploration and development (E&D) capital investment, based on current market conditions, is still expected to be within the range of $700-$900 million.

Capital
First-quarter 2010 E&D capital totaled $192.6 million, up from $142.0 million in the first quarter of 2009.  Cimarex drilled and completed 37 gross (23.1 net) wells in the first quarter of 2010. In addition, at quarter-end 29 gross (18.5 net) wells were drilled and not yet completed.  First-quarter 2009 wells drilled and completed totaled 25 gross (15.2 net), and another 16 gross (8.4 net) wells were drilled and awaiting completion at period end.

Other
Cimarex has oil and natural gas contracts for April 2010 through December 2011.  Oil collars covering 6,000 barrels per day for calendar 2011 were entered into during 2010. Calendar 2010 hedges are unchanged covering on average 11,000 barrels of oil per day and 160,000 MMBtu of gas per day. The following tables summarize the current commodity hedge position:

Natural Gas Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Swap
Apr 10 - Dec 10	Collar	100,000	PEPL	$5.00	$6.62	$-
Apr 10 - Dec 10	Swap	40,000	PEPL	$-	$-	$5.18
Apr 10 - Dec 10	Collar	20,000	HSC	$5.00	$6.85	$-
		160,000

Oil Contracts

				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Put
Apr 10 – Dec 10	Collar	10,000	WTI	$60.03	$92.07	$-
Apr 10 – Dec 10	Put/Floor	1,000	WTI	$-	$-	$60.00
		11,000

Jan 11 – Dec 11	Collar	6,000	WTI	$65.00	$106.20	$-

Cimarex accounts for these commodity contracts using the mark-to-market (through income) accounting method.

Long-term debt at March 31, 2010 was $367.8 million. Debt to total capitalization ratio at quarter-end was 14% (4).

Cimarex’s bank group, as part of the regularly scheduled spring review, reaffirmed the Company’s $1.0 billion borrowing base related to its credit facility maturing in April 2012.  Bank group commitments of $800 million also remain unchanged.  As of March 31, 2010, Cimarex had no borrowings outstanding under its bank credit facility.

Conference call and web cast
Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 70153168 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 70153168.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Gas volume in MMBtu per day and oil volume in barrels per day.

(3)
PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index and HSC stands for Houston Ship Channel Gulf Coast index both as quoted in Platt’s Inside FERC.  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

(4)
Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $367.8 million divided by long-term debt of $367.8 million plus stockholders’ equity of $2,238 million.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended
	March 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$299,107	$82,556
Change in operating assets and liabilities	14,100	55,090
Cash flow from operations	$313,207	$137,646

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended
	March 31,
	2010	2009
Total gas production - Mcf	35,174,920	30,465,337
Gas volume - Mcf per day	390,832	338,504
Gas price - per Mcf	$6.41	$3.83

Total oil production - barrels	2,517,040	2,212,359
Oil volume - barrels per day	27,967	24,582
Oil price - per barrel	$76.11	$35.86

Total NGL production - barrels	388,202	45,358
NGL volume - barrels per day *	4,313	504
NGL price - per barrel	$39.18	$27.96

*
NGL production volumes are recorded based on where title transfer occurs. The first-quarter 2010 increase of 3.8 thousand barrels per day of NGL production compared to the same period of 2009 relates primarily to our Anadarko Basin, Cana-Woodford shale play.

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended
	March 31,
	2010	2009
	(in thousands)
Acquisitions:
Proved	$7,156	$75
Unproved	16,044	—
	23,200	75
Exploration and development:
Land and Seismic	24,903	16,279
Exploration and development	167,686	125,752
	192,589	142,031
Sale proceeds:
Proved	—	(730)
Unproved	—	(3,034)
	—	(3,764)
	$215,789	$138,342

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(In thousands, except per share data)

Revenues:
Gas sales	$225,637	$116,624
Oil sales	191,560	79,337
NGL sales	15,209	1,268
Gas gathering, processing and other	15,850	11,070
Gas marketing, net	314	880
	448,570	209,179
Costs and expenses:
Impairment of oil and gas properties	—	791,137
Depreciation, depletion, amortization and accretion	72,354	92,211
Production	41,983	50,414
Transportation	11,167	8,709
Gas gathering and processing	6,505	5,106
Taxes other than income	32,358	15,545
General and administrative	13,045	7,762
Stock compensation, net	2,778	2,257
Gain on derivative instruments, net	(52,597)	(102)
Other operating, net	(1,846)	10,092
	125,747	983,131

Operating income (loss)	322,823	(773,952)

Other (income) and expense:
Interest expense	7,706	7,955
Amortization of deferred financing costs	1,756	312
Capitalized interest	(7,424)	(5,513)
Other, net	(1,930)	2,355

Income (loss) before income tax	322,715	(779,061)
Income tax expense (benefit)	118,354	(284,961)

Net income (loss)	$204,361	$(494,100)

Earnings (loss) per share to common stockholders:
Basic	$2.42	$(6.05)
Diluted	$2.39	$(6.05)

Dividends per share	$0.08	$0.06

Shares attributable to common stockholders:
Unrestricted Common shares outstanding	82,023	81,684
Diluted common shares	82,870	81,684

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	84,531	81,684
Fully diluted shares	85,378	81,684

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$204,361	$(494,100)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Impairments and other valuation losses	—	795,562
Depreciation, depletion, amortization and accretion	72,354	92,211
Deferred income taxes	84,990	(269,752)
Stock compensation, net	2,778	2,257
Derivative instruments, net	(52,056)	(102)
Changes in non-current assets and liabilities	3,101	4,426
Amortization of deferred financing costs and other, net	(2,321)	7,144
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(39,495)	87,231
(Increase) decrease in other current assets	18,495	(23,744)
Increase (decrease) in accounts payable and accrued liabilities	6,900	(118,577)
Net cash provided by operating activities	299,107	82,556
Cash flows from investing activities:
Oil and gas expenditures	(203,682)	(197,549)
Sales of oil and gas and other assets	55	3,824
Sales of short-term investments	—	923
Other expenditures	(7,822)	(7,967)
Net cash used by investing activities	(211,449)	(200,769)
Cash flows from financing activities:
Net increase (decrease) in bank debt	(25,000)	125,000
Financing costs incurred	—	(2)
Dividends paid	(5,069)	(5,040)
Issuance of common stock and other	2,409	—
Net cash provided by (used in) financing activities	(27,660)	119,958
Net change in cash and cash equivalents	59,998	1,745
Cash and cash equivalents at beginning of period	2,544	1,213
Cash and cash equivalents at end of period	$62,542	$2,958

BALANCE SHEETS (unaudited)

	March 31,	December 31,
	2010	2009
	(In thousands, except share data)
Assets

Current assets:
Cash and cash equivalents	$62,542	$2,544
Restricted cash	593	593
Receivables, net	267,366	227,896
Oil and gas well equipment and supplies	128,207	145,153
Deferred income taxes	—	15,837
Derivative instruments	47,497	1,238
Other current assets	12,890	13,997
Total current assets	519,095	407,258
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	7,730,333	7,549,861
Unproved properties and properties under development, not being amortized	435,379	399,724
	8,165,712	7,949,585
Less – accumulated depreciation, depletion and amortization	(5,828,786)	(5,764,669)
Net oil and gas properties	2,336,926	2,184,916
Fixed assets, net	129,395	127,237
Goodwill	691,432	691,432
Other assets, net	31,272	33,694
	$3,708,120	$3,444,537
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$44,471	$30,214
Accrued liabilities	232,622	235,815
Derivative instruments	7,171	13,902
Revenue payable	132,910	108,832
Total current liabilities	417,174	388,763
Long-term debt	367,832	392,793
Deferred income taxes	407,166	348,897
Other liabilities	277,886	275,978
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,883,540 and 83,541,995 shares issued, respectively	839	835
Paid-in capital	1,861,417	1,859,255
Retained earnings	375,726	178,035
Accumulated other comprehensive income (loss)	80	(19)
	2,238,062	2,038,106
	$3,708,120	$3,444,537